Exhibit 99.1

DCI USA, Inc. announces negotiations with several potential strategic partners to raise $5 to $10 million.

The  strategic   investment  will  enable  DCI  to  significantly   enhance  its
capabilities to invest in additional clean energy projects.

DCI also announces separate plans for a $5 to $10 million private placement of convertible notes and warrants.

New York, NY September XX, 2006, DCI USA, Inc. (DCIU.OB) announced today that it is in active negotiations with several strategic partners, which if successful would result in a $5 to $10 million investment in DCI, the strategic partners becoming major shareholders in DCI, a significant increase in DCI's capital base and an expansion of DCI's capabilities in the clean energy business. The term of the transactions have not yet been determined and will be subject to further negotiations.

DCI also announced today that, separately from the proposed transactions with its strategic partners, it is planning to raise between $5 to $10 million from institutions and private investors through the private placement of securities, which will likely consist of DCI's convertible notes and warrants. The terms of the proposed offering have not yet been determined and will be subject to DCI's negotiations with the potential investors.

About us: DCI USA Inc. (DCIU.OB), located in Great Neck, New York, is a publicly traded bulletin board company specializing in real estate and clean energy. DCIU will continue to invest in, operates, and manages companies in which it has taken either an equity or debt interest in the growing clean energy market. DCI's plan is to invest between $2 million and $10 million to fund acquisitions. The company provides ongoing support for its investments by providing networking and strategic decision-making. For its investments, DCI utilizes senior debt, mezzanine debt, and equity.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of DCI USA only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; economic downturns affecting the operations of the Company, adequate financing to achieve the new strategic plans, and the unavailability of general financing to complete management's overall plans and objectives. DCI USA undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting DCI USA, reference is made to DCI USA's reports filed from time to time with the Securities and Exchange Commission. This press release is available at www.dci-mb.com.

SOURCE:  DCI USA,  Inc.

CONTACT:  DCI USA, Inc.
          Jonathan Ilan Ofir, CEO @212.994.9594
          Or e-mail: jiofir@dci-mb.com